UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING
                                AMENDMENT NO. 1

Commission File Number: 0-16075
                       ----------
(Check One):  [X] Form 10-K and Form 10-KSB   [ ] Form 10-Q and Form 10-QSB
              [ ] Form 20-F  [ ] Form 11-K    [ ] Form N-SAR

For Period Ended:  September 30, 2003
                 ------------------------
[ ] Transition Report on Form 10-K    [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K    [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

                      CENTURY PACIFIC FINANCIAL CORPORATION
                      -------------------------------------
                             Full Name of Registrant


                            -------------------------
                            Former Name if Applicable

                         1505 E. Weber Street, Suite 120
            ---------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                                 Tempe, AZ 85281
                            -------------------------
                            City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or other transition report or portion thereof, could not be filed within the prescribed period.

     The registrant has been unable to file the subject report in a timely manner even with a fifteen day extension because the registrant and its auditor have not been able to complete registrant's financial statements and the audit without unreasonable effort and expense. Registrant anticipates that it should be able to have the audit completed within an additional 30 days from today's date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           David L. Hadley               480              966-6115
           -------------------------------------------------------------
           (Name)                     (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), been filed. If answer is no,
     identify report(s).                                          [X] YES [ ] NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                                  [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      Century Pacific Financial Corporation
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2004                     By: /s/ David L. Hadley
                                               ---------------------------------
                                               David L. Hadley